EXHIBIT 99.1

Whitestone REIT Announces Second Quarter 2009 Dividend

HOUSTON, June 24, 2009 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded community business center real estate investment trust, announced a quarterly cash dividend of $0.1125 per common share and per limited partnership unit for the second quarter of 2009. The dividend will be paid to common shareholders and limited partnership unit holders in three monthly installments of $0.0375 per share or limited partnership unit on or about the first day of July, August, and September. The dividend is unchanged from the amount paid in the previous quarter.

"Although we are pleased to sustain our current dividend at the same level as the previous quarter, we remain uncertain about the impact of the economic challenge that our country is facing on Whitestone's business," said Whitestone Chairman and CEO, James C. Mastandrea. "While we believe we are well positioned and holding steady, we are watching these trends: nationally, unemployment is approaching 10%, tenants are requesting rent relief and reducing their space needs, and lease renewals and new leases are slowing down. Our business model, which is focused on serving communities within larger cities, provides us with a diversified portfolio, and no tenant within our business communities contributes more than 3% of our total revenue. This strategy, while it is dependent more on the strength of the management and leasing teams than the bricks and mortar of the buildings, sustains higher tenant occupancies in bad or good times. In a debt constrained market, as we are presently experiencing, we believe cash is our most important asset, which sustains our ability to continually generate new business.

"Thus, we continue to tightly monitor our cash and maintain liquidity in order to remain stable and take advantage of opportunities that are becoming available in the marketplace." Mastandrea went on to say, "We remain conservative and have implemented cost saving initiatives: all salaries and bonuses have been frozen since March 2008, we have renegotiated many of our service contracts, including those for electricity, and we have internalized our property maintenance at the corporate level."

Mastandrea concluded, "We will continue these constraints and look to further reduce costs as we carefully manage our day-to-day business. In the meantime, we are focused on advancing Whitestone's business plan with our limited access to external resources, and remain optimistic for our future growth even during these difficult times. "

About Whitestone REIT

Whitestone REIT specializes in enhancing shareholder value by Creating Business Communities in its Properties(tm) - it owns, manages and operates suburban and urban infill commercial properties providing employment centers and retail communities in Chicago, Illinois; Houston, Dallas, and San Antonio, Texas; and Scottsdale, Arizona. Headquartered in Houston, Texas, the Company has approximately $200 million of assets owned and managed, comprising approximately 3 million square feet of lease space in 36 properties. Whitestone has over 700 tenants offering basic goods and services with lease spaces ranging in size from 500 to 55,000 square feet. For additional information about the Company, go to http://www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Asst. VP Marketing & Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com